Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-190925

BOOZ ALLEN HAMILTON ANNOUNCES SECONDARY OFFERING BY AFFILIATE OF THE CARLYLE GROUP

McLean, Virginia – May 23, 2016 – Booz Allen Hamilton Holding Corporation (“Booz Allen”)(NYSE: BAH), the parent company of management and technology consulting and engineering services firm Booz Allen Hamilton Inc., today announced the sale of an aggregate of 13,000,000 shares of Class A common stock (“common stock”) on an underwritten basis by an affiliate of The Carlyle Group (“Carlyle”) to Morgan Stanley & Co. LLC, as the underwriter in a registered offering of these shares (the “offering”).

The last reported sale price of Booz Allen’s common stock on May 23, 2016 was $29.01 per share. Morgan Stanley & Co. LLC intends to offer the shares of common stock to the public at a fixed price, which may be changed at any time without notice.

Upon completion of the offering, Carlyle will own approximately 11.3% of the outstanding common stock of Booz Allen. The offering is expected to close and settle on May 27, 2016. Booz Allen is not selling any shares of common stock in the offering and will not receive any of the proceeds.

A shelf registration statement (including a prospectus) relating to the offering of the common stock has previously been filed with the U.S. Securities and Exchange Commission and has become effective. Before investing, interested parties should read the prospectus and other documents filed with the Securities and Exchange Commission for information about Booz Allen and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, a copy of the prospectus may be obtained from the underwriter at: Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, NY 10014, Attn: Prospectus Department.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

About Booz Allen Hamilton

Booz Allen Hamilton (NYSE: BAH) has been at the forefront of strategy and technology for more than 100 years. Today, the firm provides management and technology consulting and engineering services to leading Fortune 500 corporations, governments, and not-for-profits across the globe. Booz Allen partners with public and private sector clients to solve their most difficult challenges through a combination of consulting, analytics, mission operations, technology, systems delivery, cybersecurity, engineering, and innovation expertise.

With international headquarters in McLean, Virginia, the firm employs approximately 22,600 people globally, and had revenue of $5.41 billion for the 12 months ended March 31, 2016.

CONTACT:

Media Relations – James Fisher 703-377-7595.

Investor Relations – Curt Riggle 703-377-5332.

Forward Looking Statements

This press release contains, or may be deemed to contain, “forward-looking statements” (as defined in the U.S. Private Securities Litigation Reform Act of 1995). In some cases, you can identify forward-looking statements by terminology such as “guidance,” “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. These statements give Booz Allen’s current expectation of future events or its future performance and do not relate directly to historical or current events. A number of factors could cause Booz Allen’s future actions and related results to vary from any expectations or goals expressed in, or implied by, the forward-looking statements included in this press release, possibly to a material degree. In particular, there can be no assurances that the offering by Carlyle will be consummated. Some of these factors include, but are not limited to, the risk factors set forth in Booz Allen’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on May 19, 2016. All forward-looking statements included in this press release speak only as of the date made, and, except as required by law, Booz Allen undertakes no obligation to update or revise publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.